CONTACT: K.C. Kavanagh
(914) 640-8339
kc.kavanagh@starwoodhotels.com

STARWOOD HOTELS & RESORTS NAMES STEVEN J. HEYER
CHIEF EXECUTIVE OFFICER
Former Coca-Cola Executive to Assume New Role October 1, 2004

WHITE PLAINS, NY – September 21, 2004 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced that the Company’s Board of Directors has named Steven J. Heyer Chief Executive Officer to succeed company founder Barry S. Sternlicht who will assume the position of Executive Chairman. Heyer, most recently President and Chief Operating Officer of The Coca-Cola Company, will join Starwood on October 1. He will report to the Company’s Board of Directors. In his new role as Executive Chairman, Sternlicht will reduce his day-to-day role and work with Steve and the team to focus on long term strategy and provide guidance on capital investment and real estate matters. Sternlicht will also assume the role of Chief Design Officer for the Company.

“Steve embodies all that we were searching for in a new CEO,” said Sternlicht. “He is a seasoned operator with vast corporate experience on a global scale across multiple consumer businesses. He is a marketer who has championed some of the world’s most valuable and global brands. He is an innovator who conceived, crafted and cultivated countless new products and partnerships over his career. My vision for Starwood was to build a culture maniacally focused on the customer and a revenue/profitability driven enterprise. Steve will help us achieve these goals.”

“As a leader with deep experience in advertising, media, communications, entertainment and consumer packaged goods, Steve brings a wealth of complimentary experience to our enterprise. I believe this will be a momentous day in the company’s short history as we bring in an executive of Steve’s caliber from outside the industry to look at Starwood, explore new avenues for growth globally and approach our core hotel business with a fresh set of eyes.”

Daniel W. Yih, Starwood Board Member and Co-Chair with Sternlicht of the CEO Search Committee said, “During a thoughtful and thorough search, we met with a number of outstanding executives, but Steve’s combination of corporate savvy and branding expertise made him our choice to lead Starwood and help grow the company. Barry and Steve have been phenomenal separately and should prove truly incredible as a team. We’re thrilled to have Steve on board.”

“Starwood has clearly positioned itself as the innovator in the hotel industry and has made fantastic strides to distinguish its brands and speak to its customers in a unique and meaningful way,” said Heyer. “The company is young, dynamic, innovative, entrepreneurial and has wonderful brands, assets and people. I look forward to building upon the momentum that Barry and his team have built, and collaborating with them to take the company to a new level.”

Prior to joining Coca Cola, Heyer was President and COO of Turner Broadcasting System, Inc. and a member of AOL Time Warner’s Operating Committee. At Turner, Heyer was responsible for all primary revenue and cost centers for the company including its entertainment networks, such as TBS, TNT and Turner Classic Movies, and its news networks, CNN, Headline News, CNNfn, CNNSI, and CNN Airport Network. During his tenure at Turner, Heyer was instrumental in launching 14 new television networks and led the effort to expand Turner’s Internet presence, introducing 19 distinct Web sites for its CNN, Cartoon Network and its Turner Classic Movie brands in various languages.

Previously, Heyer was president and COO of Young & Rubicam Advertising Worldwide where he was responsible for Y&R’s operations and growth strategies around the world. He also spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner where he had the firm’s marketing practice worldwide.

Heyer currently serves on the Board of Directors of the National Collegiate Athletic Association and Special Olympics. His civic involvement included serving on the Board of Advisors of the Amos Tuck School at Dartmouth College for seven years and he is the retired Chairman of the Board of Directors of the Cable Advertising Bureau and Director of the Ad Council. In Atlanta, he currently sits on the Board of Directors of Piedmont Hospital, Pace Academy and the Woodruff Arts Center. He is also a member of Emory University’s Board of Visitors.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts including St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit http://www.starwood.com